Exhibit 99.1
For More Information, Contact:

John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2010 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS
SANTA BARBARA, Calif. — March 11, 2010 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2010 fourth quarter and full year ended January 31, 2010.
Total revenue was $52.7 million for the fourth quarter of fiscal 2010, compared with $58.6 million for the fourth quarter of fiscal 2009. License revenue was $7.1 million, compared with $10.2 million for the fiscal 2009 fourth quarter. As reported previously, the company’s financial results for the quarter were negatively impacted by approximately $5 million related to a number of signed license agreements for which revenue was deferred for accounting purposes. Maintenance and other revenue was $32.4 million, versus $31.7 million for the fourth quarter of fiscal 2009. Services revenue was $13.1 million, compared with $16.7 million for last fiscal year’s fourth quarter.
Net income for the fiscal 2010 fourth quarter was $0.7 million, or $0.02 per diluted share, compared with a net loss for the fourth quarter of fiscal 2009 of $19.7 million, or $0.64 per share. Fiscal 2009 fourth quarter net loss included a non-cash goodwill write-down of $14.4 million.
“Sales for the fourth quarter were generally in line with our plan, and we were profitable for the quarter and the year despite the revenue deferrals,” said Karl Lopker, chief executive officer of QAD. “We successfully navigated through a difficult economic environment by improving receivables and generating significant cash flow, which increased our cash balance by $13 million. At the same time, we advanced our product line and partnered with our manufacturing customers to help them deploy our solutions to capture growth opportunities and maximize profitability.”
Gross margin for the fourth quarter of fiscal 2010 was 60 percent, compared with 52 percent for the fourth quarter of fiscal 2009, primarily attributable to a decrease in services costs and changes in the company’s overall revenue mix.
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Total operating expenses were $29.7 million, or 56 percent of total revenue, for the fiscal 2010 fourth quarter. Total operating expenses were $35.8 million, or 61 percent of total revenue, for the fourth quarter of fiscal 2009, excluding the $14.4 million goodwill write-down. Including the write-down, operating expenses for the 2009 fiscal fourth quarter were $50.2 million.
Operating income for the fiscal 2010 fourth quarter was $1.9 million, including $0.9 million in stock compensation expense. This compares with an operating loss of $19.5 million, including $1.0 million in stock compensation expense.
For the fiscal year ended January 31, 2010, total revenue was $215.2 million, versus $262.7 million for fiscal 2009.
Operating expenses for fiscal 2010 were $120.7 million, compared with $150.6 million in fiscal 2009, excluding the $14.4 million goodwill write-down.
Operating income for fiscal 2010 was $2.9 million, including $4.6 million in stock compensation expense. Fiscal 2009 operating loss was $23.9 million, including $5.5 million in stock compensation expense. Net income was $1.3 million, or $0.04 per diluted share, for fiscal 2010, compared with a net loss of $23.7 million, or $0.77 per share, for fiscal 2009.
Cash flow provided by operations was $2.1 million for the fourth quarter of fiscal 2010, versus cash flow used in operations of $2.4 million for the fourth quarter of fiscal 2009. For the full 2010 fiscal year, cash flow provided by operations was $17.7 million, versus $7.3 million in the prior fiscal year.
QAD’s cash and equivalents balance at January 31, 2010 was $44.7 million, compared with $31.5 million at January 31, 2009. The increase in cash and equivalents was primarily attributable to a significant improvement in cash provided by operations, capital expenditure controls and the finalization of acquisition-related payments in fiscal 2009.
Fourth Quarter Fiscal 2010 Highlights:
•	Received orders from 26 customers representing more than $500,000 each in combined license, support and services billings, including nine orders in excess of $1.0 million and three in excess of $2.0 million;
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•	Received license orders from companies across QAD’s six vertical markets including, among others: AB S.A., Beaphar B.V., The Boler Company, Crane Co., Essex Group Limited, ev3 Inc., PANalytical B.V., Schlumberger Limited and Watts Industries;

•	Announced support for the latest version of the automotive industry’s Materials Management Operations Guideline/Logistics Evaluation (MMOG/LE). QAD participated with a variety of North American and European automotive trade groups to provide a set of best practices for automotive suppliers, which are reflected in the updated guidelines.
Business Outlook
For the first quarter of fiscal 2011, the company currently expects revenue of approximately $54.0 million and fully diluted earnings per share of approximately $0.03, assuming a tax rate of 30 percent. Given the continued uncertainty surrounding the global economic recovery, the company is not issuing full year guidance.
Investor Conference Call
QAD will host an investor conference call today at 2:00 p.m. PT (5.00 p.m. ET) to discuss the company’s financial results and operations for the fiscal 2010 fourth quarter and full year. The call will be accessible through a live webcast at QAD’s web site at www.qad.com. The webcast will be archived and available for approximately one year. Interested parties may participate in the call by dialing 800-230-1059. A replay of this call will be accessible through March 18 by dialing 800-475-6701, access code 128545.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and
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benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2009 ended January 31, 2009.
—Financial Tables Follow —
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
Revenue:
License fees	$7,134	$10,225	$28,452	$46,673
Maintenance and other	32,410	31,739	131,142	133,080
Services	13,139	16,661	55,637	82,990

Total revenue	52,683	58,625	215,231	262,743
Cost of revenue:
Cost of license fees	1,590	2,278	6,941	9,752
Cost of maintenance, service and other revenue	19,507	25,619	84,686	111,819

Total cost of revenue	21,097	27,897	91,627	121,571

Gross profit	31,586	30,728	123,604	141,172
Operating expenses:
Sales and marketing	13,248	17,087	51,979	73,025
Research and development	8,954	9,942	37,303	43,107
General and administrative	7,477	8,583	30,969	33,763
Amortization of intangibles from acquisitions	14	175	482	734
Goodwill impairment loss	—	14,406	—	14,406

Total operating expenses	29,693	50,193	120,733	165,035

Operating income (loss)	1,893	(19,465)	2,871	(23,863)
Other (income) expense:
Interest income	(130)	(220)	(570)	(1,433)
Interest expense	325	297	1,273	1,245
Other (income) expense, net	320	(700)	(289)	(244)

Total other (income) expense	515	(623)	414	(432)

Income (loss) before income taxes	1,378	(18,842)	2,457	(23,431)
Income tax expense	693	894	1,108	289

Net income (loss)	$685	$(19,736)	$1,349	$(23,720)

Basic net income (loss) per share	$0.02	$(0.64)	$0.04	$(0.77)
Diluted net income (loss) per share	$0.02	$(0.64)	$0.04	$(0.77)

Basic weighted shares	31,290	30,731	31,017	30,675
Diluted weighted shares	32,953	30,731	32,267	30,675

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	January 31,	January 31,
	2010	2009
Assets
Current assets:
Cash and equivalents	$44,678	$31,467
Accounts receivable, net	61,089	70,954
Other current assets	17,228	19,164

Total current assets	122,995	121,585

Property and equipment, net	37,219	41,438
Capitalized software costs, net	2,446	5,699
Goodwill	6,348	6,237
Other assets, net	22,166	18,786

Total assets	$191,174	$193,745

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$285	$266
Accounts payable and other current liabilities	32,787	43,575
Deferred revenue	85,745	81,392

Total current liabilities	118,817	125,233

Long-term debt	16,443	16,717
Other liabilities	6,363	4,324

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	143,121	139,930
Treasury stock	(32,275)	(36,614)
Accumulated deficit	(52,480)	(49,103)
Accumulated other comprehensive loss	(8,850)	(6,777)

Total stockholders’ equity	49,551	47,471

Total liabilities and stockholders’ equity	$191,174	$193,745

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended
	January 31,
	2010	2009

Net cash provided by operating activities	$17,694	$7,253

Cash flows from investing activities:
Purchase of property and equipment	(963)	(6,338)
Capitalized software costs	(426)	(894)
Acquisitions of businesses, net of cash acquired	(14)	(7,059)
Proceeds from sale of marketable securities	—	275
Proceeds from sale of property and equipment	46	—

Net cash used in investing activities	(1,357)	(14,016)

Cash flows from financing activities:
Repayments of debt	(255)	(288)
Net proceeds from issuance of common stock	97	583
Changes in book overdraft	(2,476)	468
Excess tax benefits from stock awards	—	75
Repurchase of common stock	—	(2,219)
Dividends paid	(1,873)	(3,067)

Net cash used in financing activities	(4,507)	(4,448)

Effect of exchange rates on cash and equivalents	1,381	(2,935)

Net increase (decrease) in cash and equivalents	13,211	(14,146)
Cash and equivalents at beginning of period	31,467	45,613

Cash and equivalents at end of period	$44,678	$31,467